FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported September 6, 2001.


                             HIGH PLAINS CORPORATION

             (Exact name of registrant as specified in its charter)


Kansas                                                                #1-8680
(State or other jurisdiction of                              (Commission File
incorporation)                                                        Number)



200 W. Douglas                                                    #48-0901658
Suite #820                                                      (IRS Employer
Wichita, Kansas  67202                                    Identification No.)
(Address of principal
executive offices)


                                (316) 269-4310
                        (Registrant's telephone number)


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Item 5  Other Information

Wichita, KS, September 6, 2001 -- High Plains Corporation (Nasdaq: HIPC) today announced the completion of improvements made to its ethanol production facility in York, Nebraska which will increase the plant's total production capacity by approximately one-third. Construction and installation of these improvements have been completed, and the plant is now running in a start-up phase, with daily production rates already trending higher than when the project was started at the end of July. Crews continue to work on fine-tuning the improvements and optimizing production, and the plant is expected to be at its new 50 million gallon per year production capacity by October 1.

Gary R. Smith, President and CEO of High Plains, indicated that the Company was very pleased with the results of the expansion project to date. "In addition to the obvious benefits of increased production, waste water treatment and discharges from the facility have been reduced by over 50 percent, and natural gas usage has been significantly reduced on a per gallon basis. This project has made us a much more efficient and cost-effective producer of ethanol," he stated.

"While the expansion will be completed on or ahead of schedule, the installation and start-up phase required the plant to be either shut down or at reduced production for longer than we originally anticipated. Numerous improvements were made to the facility while the plant was idle, and we expect these efforts to give us a significant long term production increase visible as soon as October," Smith continued.

"Despite the longer than anticipated shutdown at York, we still expect to see good profitability in the current quarter's earnings, which will be announced on October 15, 2001. The lower production and sales volumes will result in net earnings below those seen in the previous two quarters, but the long term effects of the resulting production increase should be well worth the reduced production for this quarter," concluded Smith.

Based in Wichita, Kansas, High Plains Corporation is among the nation's largest producers of ethanol, the gasoline additive that helps clean the air while reducing our dependence on foreign oil. High Plains is the only public company which is a pure play in ethanol, and with its recent expansion, will produce over 85 million gallons of ethanol annually. The Company has seen significant recent revenue and earnings growth, and stands to benefit substantially in the event its principal competitive product, MTBE, is legislated out of use. The Company operates facilities in Colwich, Kansas, York, Nebraska, and Portales, New Mexico. Additional information about the Company can be found at its Web site, www.highplainscorp.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement and quarterly 10-Q filings, copies of which are available from the Company without charge.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:     September 6, 2001                 HIGH PLAINS CORPORATION


                                            /s/Gary R. Smith
                                            President & CEO